Exhibit 10.19

FORM OF NONSTATUTORY STOCK OPTION AGREEMENT

This Nonstatutory Stock Option Agreement is made as of                      between BMC Software, Inc., a Delaware corporation (the “Company”), and the recipient                          (“Executive”).

To carry out the purposes of the BladeLogic, Inc. 2007 Stock Option and Incentive Plan (the “Plan”), by affording Executive the opportunity to purchase shares of common stock, par value $.01, of the Company (“Stock”), and in consideration of the mutual agreements and other matters set forth herein, in the Plan, and in that certain Employment Agreement by and between the Company and Executive, as the same may be amended from time to time (the “Employment Agreement”), the Company and Executive hereby agree as follows:

1.        Grant of Option.  The Company hereby irrevocably grants to Executive the right and option (“Option”) to purchase all or any part of an aggregate of XXXX shares of Stock, on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. This Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.        Purchase Price.  The purchase price of Stock purchased pursuant to the exercise of this Option shall be $XXXX per share. For all purposes of this Agreement, fair market value of Stock shall be determined in accordance with the provisions of the Plan.

3.        Exercise of Option.  Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice (in the form prescribed by the Company from time to time) to the Company at its principal executive office addressed to the attention of the President or the Treasurer, at any time and from time to time after the date of grant hereof, but, this Option shall not be exercisable for more than a percentage of the aggregate number of shares offered by this Option determined in accordance with the following schedule:

This Option becomes exercisable with respect to the first 2.08333% of the shares subject to this Option when you complete 1 month of continuous service from the Date of Grant and with respect to an additional 1/48th of shares subject to this Option when you complete each month of continuous service thereafter.

Notwithstanding the foregoing, if, within the 12-month period beginning on the date upon which a Change of Control occurs, Executive experiences a Termination of Employment without Cause or due to a resignation by the Executive within 60 days of an event that constitutes Good Reason, then this Option shall become immediately and fully exercisable on the date of such termination. For purposes of the preceding sentence, the terms “Change of Control,” “Cause” and “Good Reason” shall have the meanings assigned to such terms in the Employment Agreement. Additionally, in the event Executive takes an unpaid leave of absence from the Company (1) Executive’s right to exercise this Option shall be suspended three months after the beginning of such leave, (2) Executive’s right to exercise this Option shall be reinstated if Executive returns to active employment with the Company within 12 months after the beginning of such leave, and (3) if Executive does not return to active employment with the Company within 12 months after the beginning of such leave, then, for purposes of this Option, Executive shall be considered to have experienced a Termination of Employment on the date such leave began. Further, notwithstanding the exercise schedule set forth above, (i) while Executive is on an unpaid leave of absence, further vesting of shares stops and this Option is exercisable (to the extent provided in the preceding sentence) only as to the number of shares Executive was entitled to purchase hereunder as of the date such leave began, and (ii) if Executive returns to active employment with the Company within 12 months after the beginning of such leave, then the exercise schedule set forth above shall be reinstated (subject to the provisions of clause (i) of this sentence).

This Option is not transferable otherwise than by bequest or the laws of descent and distribution. This Option may be exercised only while Executive remains an employee of the Company and will terminate and cease to be exercisable upon Executive’s Termination of Employment, except that:

(a)        If the Termination of Employment occurs by reason of Disability, then this Option may be exercised by Executive (or Executive’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Executive) at any time during the period of one year following such termination, but only as to the number of shares Executive was entitled to purchase hereunder as of the date of such Termination of Employment.

(b)        If Executive dies while in the employ of the Company, then Executive’s estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Executive, may exercise this Option at any time during the period of one year following the date of Executive’s death, as follows: (i) if Executive had attained age 65 at the time of Executive’s death, then this Option may be exercised in full; and (ii) if Executive had not attained age 65 at the time of Executive’s death, then this Option may be exercised only as to the number of shares Executive was entitled to purchase hereunder as of the date of Executive’s death.

(c)        If the Termination of Employment is for any reason other than as described in (a) or (b) above, then, unless such Termination of Employment is for Cause (as such term is defined in the Employment Agreement as in effect on its original effective date) or as otherwise provided in Paragraph 7 below, this Option may be exercised by Executive at any time during the period of one year following such termination, or by Executive’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Executive) during a period of one year following Executive’s death if Executive dies during such one year period, but in each case only as to the number of shares Executive was entitled to purchase hereunder upon exercise of this Option as of the date of such Termination of Employment.

This Option shall not be exercisable in any event after the expiration of six years from the date of grant hereof, and this Option shall not become exercisable with respect to any additional shares after the Executive’s Termination of Employment. Except as provided in Paragraph 4, the purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise in cash (including check, bank draft or money order payable to the order of the Company). No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof; rather, Executive shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Executive, Executive (or the person permitted to exercise this Option in the event of Executive’s death) shall not be or have any of the rights or privileges of a stockholder of the Company with respect to shares acquirable upon an exercise of this Option.

4.        Cashless Exercise.  Executive (or the person permitted to exercise this Option in the event of Executive’s death) may direct, in a properly executed written notice, a cashless exercise of this Option pursuant to the procedures established by the Committee and in effect on the date of such exercise of this Option. Notwithstanding the foregoing, the Company shall not be required to comply with, and may unilaterally terminate, the right of Executive (or such person) to request a cashless exercise of this Option if, as a result of a change in the accounting rules and regulations applicable to the Company, or the interpretation thereof, compliance with such provisions will result in the imposition of adverse financial reporting requirements on the Company.

5.        Withholding of Tax.  To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to Executive for federal, state or foreign income tax purposes, Executive shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Executive fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Executive any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Stock distributable to Executive upon such exercise.

6.        Status of Stock.  Until the shares of Stock acquirable upon the exercise of this Option have been registered for issuance under the Securities Act of 1933, as amended (the “Act”), the Company will not issue such shares unless the holder of this Option provides the Company with a written opinion of legal counsel, who shall be satisfactory to the Company, addressed to the Company and satisfactory in form and substance to the Company’s counsel, to the effect that the proposed issuance of such shares to such Option holder may be made without registration under the Act. In the event exemption from registration under the Act is available upon an exercise of this Option, Executive (or the person permitted to exercise this Option in the event of Executive’s death), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.

Executive agrees that the shares of Stock which Executive may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal, state, or foreign securities laws. Executive also agrees that (a) the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (b) the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.

7.        Obligations under the Employment Agreement.    In connection with Executive’s employment by the Company, the Company or an Affiliate thereof shall provide Executive with access to the confidential information of the Company and its Affiliates, or shall provide Executive the opportunity to develop business good will inuring to the benefit of the Company and its Affiliates, or shall entrust business opportunities to Executive. Executive has agreed, and hereby agrees, as specified in more detail in the Employment Agreement and/or Executive’s Invention and Non-Disclosure Agreement with the Company, to maintain the confidentiality of the Company’s and its Affiliates’ information and to exercise the highest measures of fidelity and loyalty in the protection and preservation of the Company’s and its Affiliates’ goodwill and business opportunities. As part of the consideration for the Option granted to Executive hereunder; to protect the Company’s and its Affiliates’ confidential information, the business good will of the Company and its Affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by the Company and its Affiliates; and as an additional incentive for the Company and Executive to enter into this Agreement, the Company and Executive agree that if, during the term of Executive’s employment with the Company or within a 12-month period (or such longer period, if any, as required for non-competition by Executive under the terms of his or her Employment Agreement) following the date upon which Executive terminates employment with the Company (the “Restrictive Period”), Executive fails for any reason to comply with any of the restrictive covenants set forth in the Employment Agreement (as in effect on the original effective date of the Employment Agreement), then (a) this Option shall immediately terminate and cease to be exercisable and (b) the Company shall be entitled to recover from Executive, and Executive shall pay to the Company, an amount of money equal to A multiplied by B, where A equals the amount of the gain, if any, that Executive received from the exercise of this Option during the period beginning on the date that is one year before the date of Executive’s termination of employment with the Company and ending on the date this Option terminates and ceases to be exercisable as provided herein, and B equals the fraction X divided by Y, where X equals the number of days in the Restrictive Period minus the number of consecutive days following Executive’s Termination of Employment during which Executive remained in compliance with the restrictive covenants set forth in the Employment Agreement, and Y equals the number of days in the Restrictive Period.

If any of the restrictions set forth in this Paragraph 7 are found by a court to be unreasonable, or overly broad in any manner, or otherwise unenforceable, the parties hereto intend for such restrictions to be modified by the court so as to be reasonable and enforceable and, as so modified, to be fully enforced.

8.        Employment Relationship.    For purposes of this Agreement, Executive shall be considered to be in the employment of the Company as long as Executive remains an employee of either the Company, an Affiliate or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option. Any question as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by the Committee charged with the general administration of the Plan, and its determination shall be final. Unless otherwise provided in a written employment agreement, nothing herein shall modify the at-will nature of the employment relationship between Executive and the Company.

9.        Acknowledgment of Nature of Plan and Option.    In accepting this Agreement, Executive acknowledges that:

(a)        the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b)        the award of Options is voluntary and occasional and does not create any contractual or other right to receive future awards of Options, or benefits in lieu of Options even if Options have been awarded repeatedly in the past;

(c)        all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)        Executive’s participation in the Plan is voluntary;

(e)        the future value of the Stock that may be purchased pursuant to the Option is unknown and cannot be predicted with certainty;

(f)         the value of Stock acquired upon the exercise of the Option may increase or decrease in value;

(g)        notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of Executive’s employment (whether or not in breach of applicable laws), Executive’s right to any future Options under the Plan or to vest in any Options hereunder, if any, will terminate effective as of the date that Executive is no longer actively employed and will not be extended by any notice period mandated under applicable law; furthermore, in the event of involuntary termination of employment (whether or not in breach of applicable laws), Executive’s right to exercise the Option after termination of employment, if any, will be measured in accordance with Section 3 of this Agreement and will not be extended by any notice period mandated under applicable law; the Committee shall have the exclusive discretion to determine when Executive is no longer actively employed for purposes of the Option; and

(h)        Executive acknowledges and agrees that, regardless of whether Executive’s employment is terminated with or without cause, notice or pre-termination procedure or whether Executive asserts or prevails on a claim that Executive’s employment was terminable only for cause or only with notice or pre-termination procedure, Executive has no right to, and will not bring any legal claim or action for, (a) any damages attributable to the exercisable portion of the Option or the Stock purchased upon exercise of such portion of the Option, or both, or (b) termination of the portion of the Option that is not exercisable under this Agreement at the time Executive’s employment is terminated.

10.        Data Privacy Protection Waiver. Executive acknowledges that in connection with the administration of this Agreement and of Executive’s employment relationship with the Company, relevant personal information concerning Executive must be transferred to locations of the Company where the relevant administrative and human resources functions are performed from time to time (which may be outside Executive’s country of residence), and access to such information may be granted to employees, agents and service providers of the Company who are involved in such administration. Executive expressly consents to this transfer, access, and related processing of personal information, including transfer across national borders, and acknowledges that such transfer, access and processing are necessary for the administration and performance of, and compliance with, this Agreement, and administration of the employment relationship. Executive voluntarily waives any provision of any local, national, or supranational law (such as, without limitation, the European Union’s Data Protection Directive and national laws enacted in response thereto, or laws of similar effect in other jurisdictions) which would prohibit or otherwise regulate such transfer, access and processing.

11.        Compliance with Age Discrimination Rule – Applicable Only to Participants Who Are Subject to the Law in the European Union.  The grant of the Option and the terms and conditions governing the Option are intended to comply with the age discrimination provisions of the European Union (EU) Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”), for any Participant who is subject to the laws in the EU. To the extent a court or tribunal of competent jurisdiction determines that any provision of the Option is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the court or tribunal, in making such determination, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

12.        Recovery of Fringe Benefit Tax – Applicable Only to Participants Who Are Subject to the Law in India.  To the extent the Company is liable for the Fringe Benefit Tax imposed by the laws in India, Executive shall deliver to the Company at the time such Fringe Benefit Tax is due such amount of money or shares of Stock as the Company may require to meet its obligation under the applicable tax laws or regulations, and, if Executive fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Executive the amount of any Fringe Benefit Tax required to be paid with respect to the Option.

13.        Surrender of Option.  At any time and from time to time prior to the termination of this Option, Executive may surrender all or a portion of this Option to the Company for no consideration by providing written notice to the Company at its principal executive office addressed to the attention of the President or the Treasurer. Such notice shall specify the number of shares with respect to which this Option is being surrendered and, if this Option is being surrendered with respect to less than all of the shares then subject to this Option, then such notice shall also specify the date upon which this Option became (or would become) exercisable in accordance with Paragraph 3 with respect to the shares being surrendered.

14.        Binding Effect; Controlling Document.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Executive. In the event of a conflict between the text of this Agreement and the Employment Agreement, the text of this Agreement shall control.

15.        Plan Provisions Control.  This Agreement is subject to the terms of the Plan. To the extent that any of the terms of this Agreement are inconsistent with the provisions of the Plan, the provisions of the Plan control. Any capitalized terms contained herein which are not otherwise defined in this Agreement have the meaning ascribed to such terms in the Plan.

16.        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, UNITED STATES OF AMERICA, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Executive has executed this Agreement by electronic acceptance via the on-line brokerage system, all as of the day and year first above written.

BMC SOFTWARE, INC.	RECIPIENT

Michael Vescuso	Signature
Senior Vice President, Administration

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